EXHIBIT 99.1

GENERAL FINANCE CORPORATION

NEWS RELEASE
(For Immediate Release)

GENERAL FINANCE CORPORATION EXTENDS EXPIRATION DATE FOR WARRANTS

Pasadena, CA – April 2, 2010 - General Finance Corporation (“General Finance” or “GFN”) (NASDAQ: GFN, GFNCW and GFNCU) announced today that the Board of Directors voted to extend the expiration on its publicly-traded and privately-placed warrants to 5:00 p.m. Pacific Daylight Time on June 30, 2010.  The previous expiration date was April 5, 2010.

The warrants were issued in connection with General Finance’s initial public offering in April 2006 and each warrant entitles the holder to purchase one share of GFN common stock at an exercise price of $6.00.  The warrants are redeemable by General Finance under certain conditions.  As of March 31, 2010, there were 5,072,380 of these warrants outstanding.

Ronald Valenta, Chief Executive Officer of General Finance, stated, “We have extended the expiration period to provide us with the flexibility to assess if it would be in General Finance’s best interests to raise additional capital from our warrants, pending the outcome of the rights offering we are currently undertaking through an S-1 Registration Statement process.”

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf  (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage industry; and modular buildings, mobile offices and portable container buildings in the modular space industry.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of General Finance, Royal Wolf and Pac-Van.  We believe that the expectations represented by our forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and its recently filed amended S-1 Registration Statement for a rights offering.

Contact

Charles E. Barrantes
Chief Financial Officer
(626) 584-9722 ext. 1007

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